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                                                           EXHIBIT 5.1


                                 [Letterhead of]
                 International Business Machines Corporation

                                                           November 4, 1997


International Business Machines Corporation
New Orchard Road
Armonk, NY 10504

Ladies and Gentlemen:

         I am Vice President and Assistant General Counsel of International Business Machines Corporation, a New York corporation (the "Company"), and I am familiar with the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of shares of the Company's Common Stock, par value $1.25 per share, in connection with the merger of Unison Software, Inc., a Delaware Corporation ("Unison"), with and into New Orchard Corporation, a wholly owned subsidiary of IBM ("New Orchard"), pursuant to the terms of an Agreement and Plan of Merger dated as of September 12, 1997, as amended (the "Merger Agreement"), among the Company, Unison and New Orchard.

         I have reviewed the Company's Restated Certificate of Incorporation, as amended, and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

         Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement, when delivered in exchange for shares of Unison common stock pursuant to the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the use of my name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement and to the

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use of this opinion as an Exhibit to the Registration Statement.


                                                  Very truly yours,


                                                  /s/ David Hershberg, Esq.

                                                   David S. Hershberg, Esq.